Exhibit 10.1
jcpenney		Notice of Performance Unit Grant
J. C. Penney Company, Inc.	Name [Team Member Name]	Employee ID [EEID]
	Date of Grant [Grant Date]	Number of Performance Units Granted [Grant Amount]
Performance Unit Grant
You have been granted the number of Performance Units listed above in recognition of your expected future contributions to the success of jcpenney.  This Performance Unit grant is a “target” award, which means that the number of Performance Units you will actually receive under this grant may increase or decrease based on the Company’s actual results for the Performance Period as set forth in the Payout Matrix established by the independent members of the Human Resources and Compensation Committee (Committee) of the Board of Directors (Board) and set out below.  This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2012 Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Committee.  Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions, as applicable.

Definitions
Payout Matrix – The Payout Matrix is established by the independent members of the Committee at the beginning of the Performance Period and describes the percentage of units you shall earn based on attainment of the Performance Measure for the Performance Period.

Performance Units – The performance units granted under this program are restricted stock units with both performance-based and time-based vesting features.  Each performance unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”).  You can earn from 0% to 200% of the units granted based on the Company’s actual results for the Performance Period.

Performance Period – The Performance Period is the one-year period beginning with the first day of the Company’s 2013 fiscal year and ending with the last day of that fiscal year.

Performance Measure – The Performance Measure is the Company’s Earnings Per Share (EPS), excluding qualified pension and restructuring charges, for the Performance Period.  The Committee, based on objective criteria selected by the Committee may, in its sole discretion and in compliance with Internal Revenue Service regulations, adjust EPS.  Such adjustments may include, but are not limited to, extraordinary items as defined by the Extraordinary and Unusual Items Subtopic of the FASB Accounting Standards Codification or other items that are not reflective of normal ongoing operations, such as: asset impairments and write-downs; the effects of losses, or gains as a result of natural, or man-made disasters; litigation and claims judgments; legal or tax settlements; the effects of tax law changes; changes in accounting or the application of new accounting standards; the effects of restructuring or reorganization programs, including refinancing, debt or common stock repurchases, or other capital restructurings; gains or losses, realized or unrealized, on real estate investments, or assets held for sale.

How Your Actual Performance Units are Determined
The Company’s EPS for fiscal 2013 shall determine the actual number of Performance Units, if any, that are credited to your account.  The Payout Matrix shown below indicates the percentage of Performance Units that you will actually earn for the respective EPS results.  The actual number of Performance Units that you earn shall be credited to your account as soon as practicable but in no event later than 2 ½ months after the end of the Performance Period.

Payout Matrix
Information in this Grant Notice regarding the Payout Matrix and Performance Measure constitutes confidential Company information and should be safeguarded in accordance with the Company’s policies.  Team members may not disclose to others any confidential Company information without appropriate authorization.
Payout Matrix
Thresholds	Targets	Payout %
Maximum	[MAX EPS]	200%
Target	[TARGET EPS]	100%
Minimum	[MINIMUM EPS]	0%

Vesting of Your Credited Performance Units
The actual Performance Units credited to your account shall vest, and the restrictions on your Performance Units shall lapse on [VEST DATE] (the “Vest Date”), provided you remain continuously employed by the Company through the Vest Date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing).

Your vested Performance Units shall be paid in shares of Common Stock as soon as practicable on or following the earlier of (i) your termination of Employment as a result of your Retirement, Disability, death, or job restructuring, reduction in force, unit closing, or (ii) the Vest Date provided above.  Notwithstanding the foregoing, if you are a specified employee as defined under Section 409A of the Code and the related Treasury regulations thereunder, your award is subject to Section 409A of the Code, and your Employment is terminated as a result of your Retirement your vested Performance Units shall be paid in shares of Common Stock as soon as practicable following the earlier of (i) the date that is six months following your termination of service due to Retirement (ii) the date of your death, or (iii) the Vest Date.  You shall not be allowed to defer the payment of your shares of Common Stock to a later date.

Dividend Equivalents
You shall not have any rights as a stockholder until your Performance Units vest and you are issued shares of Common Stock in cancellation of the vested Performance Units.  If the Company declares a dividend, you will accrue dividend equivalents on earned Performance Units that have been credited to your account in the amount of any quarterly dividend declared on the Common Stock.  Dividend equivalents shall continue to accrue until your Performance Units vest and you receive actual shares of Common Stock in cancellation of the vested Performance Units.  The dividend equivalents shall be credited as additional Performance Units in your account to be paid in shares of Common Stock on the Vest Date along with the Performance Units to which they relate.  The number of additional Performance Units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of Performance Units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date.  The additional Performance Units credited to your account are subject to all of the terms and conditions of this Performance Units award and the Plan and you shall forfeit your additional Performance Units in the event that you forfeit the Performance Units to which they relate.

Employment Termination
If your Employment terminates due to Retirement, Disability, or death or job restructuring, reduction in force, or unit closing prior to the Vest Date, you shall be entitled to a prorated number of Performance Units earned under the Payout Matrix, determined as of the end of the Performance Period.  The pro-rata vesting of the Performance Units will be determined by multiplying the number of Performance Units earned in the Performance Period under the Payout Matrix by a fraction, the numerator of which is the number of months from the first month of the Performance Period to the effective date of the termination, inclusive, and the denominator of which is 36.  Any Performance Units earned under this termination provision shall be immediately vested and delivered in shares of Common Stock within 2 ½ months of the end of the Performance Period, or within 2 ½ months of the date of termination if the termination occurs after the end of the Performance Period.  Any Performance Units for which vesting is not accelerated shall be cancelled on such employment termination.

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary termination of Employment without cause (or summary dismissal) under, and as defined in that termination agreement, then the number of Performance Units that will vest will be determined according to the terms of the underlying termination agreement subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release. Any shares that vest under a termination agreement will be distributed as provided in the Vesting of Your Credited Performance Units section of this Notice.

If your employment terminates for any reason other than those specified above, any unvested Performance Units shall be cancelled on the effective date of termination.

Recoupment
As provided in Section 12.19 of the Plan this Award is subject to a compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This Performance Units grant does not constitute an employment contract.  It does not guarantee employment for the length of the vesting period or for any portion thereof.